CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial highlights” in the Prospectuses and “Complete and partial portfolio holdings – arrangements to disclose to service providers and fiduciaries” and “Independent registered public accounting firm” in the Statement of Additional Information, each dated August 28, 2026, and each included in this Post-Effective Amendment No. 85 to the Registration Statement (Form N-1A, File No. 333-52965) of UBS Series Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated June 24, 2026, with respect to the financial statements and financial highlights of the UBS Series Funds (comprising UBS Liquid Assets Government Fund, UBS Ultra Short Income Fund, UBS RMA Government Money Market Fund, Cantor Fitzgerald Government Money Market Fund, UBS Select Government Preferred Fund, UBS Select Treasury Preferred Fund, UBS Select 100% US Treasury Preferred Fund, UBS Prime Preferred Fund, UBS Select Government Institutional Fund, UBS Select Treasury Institutional Fund, UBS Select 100% US Treasury Institutional Fund and UBS Prime Reserves Fund) included in the Annual Financial Statements (Form N-CSR) for the year ended April 30, 2026, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

August 27, 2026